Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

February 8, 2018

Red Rider Holdco, Inc.

1099 18th Street, Suite 2300

Denver, Colorado 80202

RE:	Registration Statement on Form S-4 (No. 333-222275)

Ladies and Gentlemen:

We have acted as special counsel to Red Rider Holdco, Inc., a Delaware corporation (the “Company”) in connection with the preparation and filing of the Registration Statement on Form S-4 of the Company (as amended from time to time through the date of this opinion, the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to up to 213,549,324 shares of common stock, par value $0.001 per share of the Company (the “Shares”) to be issued by the Company pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of December 4, 2017, by and among Bill Barrett Corporation, a Delaware corporation, the Company, Fifth Creek Energy Operating Company, LLC, a Delaware limited liability company, Rio Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company, Rider Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company, and, for limited purposes set forth in the Agreement, Fifth Creek Energy Company, LLC, a Delaware limited liability company, and NGP Natural Resources XI, L.P., a Delaware limited partnership.

For the purposes of giving this opinion, we have examined the Registration Statement, the Agreement, the Company’s Certificate of Incorporation in effect as of the date hereof, the Company’s Bylaws in effect as of the date hereof, the form of the Company’s Amended and Restated Certificate of Incorporation that will be in effect at the Effective Time (as defined in the Agreement), the form of the Company’s Amended and Restated Bylaws that will be in effect at the Effective Time and the Certificate of Good Standing of the Company, dated as of February 8, 2018, issued by the Secretary of State of the State of Delaware (the “Good Standing Certificate”). We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, minutes, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion set forth below. As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of the Company and certificates or comparable documents of public officials and of officers and representatives of the Company.

In making such examination and rendering the opinion set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as duplicates or copies, that all documents submitted to us as duplicates or copies are true and correct duplicates or copies of such originals, and the legal capacity of all individuals executing any of the foregoing documents. We have also assumed that the Company will continue to be in good standing through the date upon which the Shares are issued and that a certificate to such effect could be procured from the Secretary of State of the State of Delaware as of such date, in form and substance identical to the Good Standing certificate. We have also assumed the Mergers (as defined in the Agreement) will be consummated in accordance with the terms of the Agreement, without waiver of any condition, or amendment or waiver of any other term, relevant to the subject matter of this opinion.

Based upon and subject to the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on statements of fact contained in the documents that we have examined or reviewed, we are of the opinion that the Shares to be issued by the Company pursuant to and in the manner contemplated by the terms of the Agreement will be, upon issuance, duly authorized and, when the Registration Statement has been declared effective by order of the Securities and Exchange Commission (“SEC”) and the Shares have been issued in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement and the Agreement, such Shares will be validly issued, fully paid and nonassessable.

This opinion is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) an implied covenant of good faith and fair dealing. We are members of the Bar of the State of New York, and we have not considered, and we express no opinion herein as to, any law other than the General Corporation Law of the State of Delaware as in effect on the date hereof.

We hereby consent to be named in the Registration Statement and in the related proxy statement/prospectus contained therein as the attorneys who passed upon the legality of the Shares and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement and the references to our name therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder. This opinion is given on the basis of the law and the facts existing as of the date hereof. We assume no obligation to advise you of changes in matters of fact or law which may thereafter occur.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz